Exhibit 99.1

Date: Sept. 12, 2025

Duke Energy board appoints Jeffrey Guldner as board member

CHARLOTTE, N.C. – Duke Energy’s board of directors today announced the appointment of Jeffrey Guldner as a new board member, effective Sept. 15. Guldner has also been appointed to be a member of the Compensation and People Development Committee and Finance and Risk Management Committee.

“As Duke Energy delivers day in and day out for our customers during a time of historic growth in the industry, Jeff’s leadership and energy sector insights bring incredible value to our company as we shape the future of energy,” said Harry Sideris, president and chief executive officer of Duke Energy. “We look forward to working with Jeff as we advance Duke Energy’s strategy and continue to provide exemplary governance for our stakeholders.”

“From his distinguished career at Pinnacle West Capital Corporation and its primary subsidiary, Arizona Public Service Company (APS) Jeff has led through pivotal moments of execution and transformation,” said Ted Craver, independent chair of the Duke Energy board of directors. “His prior experience provides a unique lens that will strengthen the board with distinct perspectives and help drive constructive outcomes for Duke Energy, its employees, customers and shareholders.”

Guldner retired as chairman of the board, president and CEO of Pinnacle West Capital Corporation and its primary subsidiary, APS, on March 31, 2025, after five years of leading the company. He remains employed by Pinnacle West in a non-executive advisory capacity and will continue to serve in that role until March 2026.

During Jeff’s tenure as CEO, Arizona experienced unprecedented economic growth. Combining a clear vision with strong leadership, Jeff helped APS meet record energy demands while maintaining the affordability and reliability APS customers have depended on over its century of service. Above all, Jeff demonstrated an unwavering commitment to ensuring every customer and employee was treated with profound respect.

He serves on the board of directors of the Smart Electric Power Alliance and the McCain Institute.

Prior to his career at APS, Guldner was a partner in the Phoenix office of Snell & Wilmer LLP, where he practiced public utility, telecommunications and energy law. Guldner also served as a surface warfare officer in the United States Navy and was an assistant professor of naval science at the University of Washington. He earned a Bachelor of Arts degree from the University of Iowa and graduated magna cum laude from the Arizona State University College of Law.

Duke Energy Corporation | 525 S. Tryon Street | Charlotte, NC 28202 | www.duke-energy.com

Duke Energy News Release	2

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. The company’s electric utilities serve 8.6 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 55,100 megawatts of energy capacity. Its natural gas utilities serve 1.7 million customers in North Carolina, South Carolina, Tennessee, Ohio and Kentucky.

Duke Energy is executing an ambitious energy transition, keeping customer reliability and value at the forefront as it builds a smarter energy future. The company is investing in major electric grid upgrades and cleaner generation, including natural gas, nuclear, renewables and energy storage.

More information is available at duke-energy.com and the Duke Energy News Center. Follow Duke Energy on X, LinkedIn, Instagram and Facebook, and visit illumination for stories about the people and innovations powering our energy transition.

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